UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

Affinia Group Intermediate Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wix Way Gastonia, North Carolina	28054
(Address of principal executive offices)	(Zip Code)

(704) 869-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

All of the information contained in this Current Report on Form 8-K relates to the previously announced sale by Affinia Group Intermediate Holdings Inc. (the “Company”) of the equity interest of Pellegrino Distribuidora de Autopecas Ltda. (“Pellegrino”) held by Affinia Canada ULC and Affinia Southern Holdings LLC (the “Sellers”), indirect wholly-owned subsidiaries of the Company. The sale was completed pursuant to the terms of a Quota Purchase Agreement, dated as of June 12, 2015, by and between the Sellers, Distribuidora Automotiva S.A. and Car Central De Autopecas e Rolamentos Ltda. (the “Agreement”). The closing of the sale is described under Item 2.01 below.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 30, 2015, the Company completed the previously announced sale of Pellegrino. Upon closing, the Company received a purchase price of 230,537,744 Brazilian Reals (or $57,822,358 based on the Real/Dollar exchange rate as of September 30, 2015), reflecting a base purchase price of 215,000,000 Brazilian Reals (or $53,925,257 based on the Real/Dollar exchange rate as of September 30, 2015), as adjusted pursuant to the terms of the Agreement to reflect the actual interim profits and losses of the Pellegrino business, a reduction for certain claims arising between signing and closing under the Agreement and other adjustments.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the text of the Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2015.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The Company will furnish the pro forma financial information required by Item 9.01(b) by amendment as soon as practicable after the date on which the initial Current Report on Form 8-K with respect to the consummation of the sale reported under Item 2.01 of this report is required to have been filed with the SEC pursuant to SEC rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: October 6, 2015	By:	/s/ David E. Sturgess
	Name:	David E. Sturgess
	Title:	Senior Vice President